                                                                  EXHIBIT (a)(1)

                                  NORSTAN, INC.

                   OFFER TO EXCHANGE OUTSTANDING OPTIONS UNDER
                  NORSTAN, INC.'S 1995 LONG-TERM INCENTIVE PLAN
                     HELD BY ELIGIBLE EMPLOYEES THAT HAVE AN
           EXERCISE PRICE OF $15.00 PER SHARE OR MORE FOR NEW OPTIONS
================================================================================
                          DATED: ______________, 2001

                     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
                         AT 11:59 P.M., CENTRAL TIME(1),
                             ON _________ ____, 2001
                          UNLESS THE OFFER IS EXTENDED
================================================================================

         Norstan, Inc., which we refer to as "we" or "Norstan," is offering eligible employees holding outstanding options to purchase shares of our common stock granted under the Norstan, Inc. 1995 Long-Term Incentive Plan as amended (the "Plan"), that have an exercise price of at least $15.00 per share, the opportunity to exchange those options for new options that we will grant under the Plan. We are extending this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related acceptance letter (which together, as each may be amended or supplemented from time to time, constitute the "offer"). We intend to grant options to acquire fifty percent of the number of shares as are covered by the options you tender. We will grant the new options on a date that is at least six months and one day following the date we cancel the options accepted for exchange.

         This offer is not conditioned upon a minimum number of options being tendered, but is subject to conditions that we describe in Section 6 of this offer to exchange, including our right to accept or reject any options tendered in response to this offer. Participation in this offer is completely voluntary. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept, promptly after the expiration of the offer, all properly tendered options that have not been validly withdrawn.

         If you tender options for exchange and we accept them, we will grant you new options under the Plan pursuant to an option agreement between us and you, all as more fully described in the offer. The exercise price per share of the new options will equal the fair market value of our common stock on the date of the grant. The new options will vest one-third immediately (on the date of grant) and one-third on each of the first and second anniversaries of the date of grant. The new options will have other terms and conditions that are substantially the same as those of the


---------------

(1) As described more fully on page 2, certain otherwise eligible Norstan employees holding options with an exercise price of $15.00 or more per share received option grants in May and June of 2001. To avoid unfavorable financial accounting repercussions from the option exchange program, this particular offer will not apply to such individuals. Norstan intends to make a separate offer to these employees, commencing on or after December 6, 2001 and ending 30 days thereafter, unless extended.





                                    (a)(1)-1
cancelled options.

         ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR OPTIONS.

         Shares of our common stock are quoted on the Nasdaq National Market under the symbol "NRRD." On September ____, 2001, the last reported sale price of Norstan's common stock on the Nasdaq National Market was $__________ per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange or the acceptance letter to Mary Kiernan at Norstan, Inc., 5101 Shady Oak Road, Minnetonka, Minnesota 55343, (telephone number: 952.352.4194).


         HOW TO PARTICIPATE; HOW TO ACCEPT THE OFFER. To participate and accept the offer to exchange your eligible options for new options, you must be an eligible employee. If you wish to tender your eligible options for exchange, you must complete and sign the acceptance letter in accordance with its instructions, and mail, fax or hand deliver it and any other required documents to us before 11.59 p.m., Central Time, on ___________________, 2001, at Norstan,
Inc., 5101 Shady Oak Road, Minnetonka, Minnesota 55343, Attention: Mary Kiernan,
Facsimile: 952.352.4044.

         Certain of the Norstan employees holding options with an exercise price of $15.00 per share or more received option grants during May and June of 2001. The accounting rules governing financial reporting of stock option grants provide that where a new option is granted in exchange for the cancellation of existing options and the recipient also received one or more option grants within the six-month period preceding the new option grant, the exchange will result in the Company recognizing compensation expense. To avoid recognizing an accounting charge in connection with this offer, Norstan is excluding from the offer those employees who received stock option grants in May or June 2001. Norstan intends to make a separate offer to these employees, commencing on or after December 6, 2001 and ending 30 days thereafter, unless extended.

                                    (a)(1)-2

         WITHDRAWAL OF ACCEPTANCE. You can withdraw your acceptance of our offer to exchange by delivering, by mail, fax or hand delivery, the notice of withdrawal, properly completed and signed, to us at the same address as the acceptance letter. You must withdraw all tendered options; you may not withdraw only a portion of tendered options.

         DEADLINE TO ACCEPT THE OFFER OR TO WITHDRAW A PREVIOUS ACCEPTANCE; EXPIRATION DATE. Your acceptance letter and any notice of withdrawal must be received by us before 11:59 p.m., Central Time, on ___________________, 2001,
unless we extend the expiration date for the offer. If we extend this offer beyond that time, you may tender your eligible options or withdraw a previous acceptance of the offer to tender eligible options by delivering the signed acceptance letter or notice of withdrawal, as the case may be, so long as we receive your signed letter or notice before the extended expiration of this offer.

         OFFER SUBJECT TO LEGAL REQUIREMENTS OF JURISDICTIONS. We are not making this offer to, nor will we accept any tender of options from or on behalf of, eligible employees in any jurisdiction in which the offer to exchange or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to eligible employees in any such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ACCEPTANCE LETTER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.




                                    (a)(1)-3

                                TABLE OF CONTENTS

                                                                                                            Page
                                                                                                             No.
                                                                                                          --------

SUMMARY TERM SHEET.......................................................................................     5

INTRODUCTION.............................................................................................    16
THE OFFER:
   1      Number of Options; Eligible Employees; Expiration Date.........................................    16
   2      Purpose of the Offer...........................................................................    18
   3      Procedures for Tendering Options...............................................................    20
   4      Withdrawal Rights..............................................................................    20
   5      Acceptance of Options for Exchange and Issuance of New Options.................................    21
   6      Conditions of the Offer........................................................................    23
   7      Price Range of Common Stock Underlying the Options.............................................    24
   8      Source and Amount of Consideration; Terms of New Options.......................................    25
   9      Information Concerning Norstan, Inc............................................................    26
   10     Interests of Directors and Officers; Transactions and Arrangements
          Concerning the Options.........................................................................    29
   11     Status of Options Acquired by Us in the Offer; Accounting
          Consequences of the Offer......................................................................    31
   12     Legal Matters; Regulatory Approvals............................................................    32
   13     Material Federal Income Tax Consequences.......................................................    32
   14     Extension of Offer; Termination; Amendment.....................................................    33
   15     Fees and Expenses..............................................................................    34
   16     Additional Information.........................................................................    34
   17     Forward Looking Statements.....................................................................    35
   18     Miscellaneous..................................................................................    36
















                                    (a)(1)-4

                               SUMMARY TERM SHEET

         Below we provide answers to some of the questions that you may have about this offer. We urge you to read carefully the summary of this offer to exchange, the remainder of this offer to exchange and the accompanying acceptance letter because the information in this summary is not complete and additional important information is contained in the remainder of this offer to exchange and the other documents.

WHY ARE WE MAKING THE OFFER?

         We implemented this offer to exchange because a considerable number of our employees have stock options, whether or not they are currently exercisable, that are "underwater;" i.e., the option exercise price is above the current and recent trading prices of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. For our stock option program to provide the intended retention and performance incentives for employees, they must feel that our options provide them with an opportunity to realize value within a reasonable period of time. With the uncertainty of current market conditions, we believe that employees may feel that the opportunity for realizing value is limited with their existing options. This program is voluntary and will allow employees to choose whether to keep their current eligible options at their current exercise price, or to rescind those options in exchange for a new option for 50 percent of the number of shares covered by the rescinded options, to be granted on a date which is at least six months and one day from the date we cancel the options accepted for exchange(2). By making this offer to exchange, we hope to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, thereby encouraging our employees to remain with us, and ultimately maximize shareholder value. While it is hoped that this program will ameliorate the current underwater options issue, this cannot be guaranteed considering the ever-present risks associated with a volatile and unpredictable economy and stock market.

WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

         We are offering to exchange all stock options granted to eligible employees having an exercise price of $15.00 per share or more, that are outstanding under the Norstan, Inc. 1995 Long-Term Incentive Plan, as amended, which we refer to as the Plan.

WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?

         The offer is available to eligible employees of Norstan who hold options under the Plan that have an exercise price of $15.00 per share or more. As of September ___, 2001, , there were outstanding options to purchase 425,125 shares of our common stock that have an exercise price of $15.00 per share or more.

         Certain otherwise eligible Norstan employees holding options with an exercise price of $15.00 or more per share received option grants in May and June of 2001. To avoid unfavorable financial accounting repercussions from the option exchange program, employees who received stock option grants in May or June 2001 are not eligible for the offer. Norstan intends to make a separate offer to these employees, commencing on or after December 6, 2001 and ending 30 days thereafter, unless extended.


         "Eligible employees" are all employees of Norstan or one of its subsidiaries (exclusive of

-----------------


(2) The granting of the new options has been approved by Norstan's Board of Directors and Norstan does not anticipate any significant delay in the granting of new options.



                                    (a)(1)-5
certain executive officers identified below) who are actively employed or on an authorized short-term leave of absence as of September ____, 2001 and on the date the offer expires. Also, an employee will not be considered an "eligible employee" and accordingly, will not be eligible to participate in this offer, if on or before the date the offer expires, the employee is no longer employed by Norstan or any of its subsidiaries, for any reason, including the employee:

         - receives a notice of involuntary termination, with or without cause, from Norstan or one of its subsidiaries;

         - resigns or gives notice of resignation from such employment, whether voluntarily or involuntarily or with or without good reason;

         - enters into an agreement with Norstan or any of its subsidiaries with respect to the employee's resignation, whether voluntarily or involuntarily or with or without good reason.

         - takes a long-term leave of absence (over six months in duration) or if currently on a short-term leave of absence, does not return within the authorized six month period, resulting in a recategorization of the leave as long-term; or

         - dies.

         Paul Baszucki, Jim Granger and Scott Christian, the Norstan Chairman of the Board of Directors, Chief Executive Officer and Chief Financial Officer, respectively, together with all non-employee directors, are not eligible to participate in the offer.

         IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF NORSTAN OR ANY OF OUR SUBSIDIARIES, FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE THE OFFER EXPIRES, YOU WILL NOT BE ELIGIBLE TO PARTICIPATE IN THE OFFER. PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN IN THE EMPLOY OF NORSTAN OR ANY OF OUR SUBSIDIARIES.

IF I TENDER OPTIONS IN THIS OFFER, ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER IN ORDER TO RECEIVE THE NEW OPTIONS?

         To receive a grant of new options pursuant to the offer, you must be eligible to receive options pursuant to the Plan from the date you tender options through the date we grant the new options. You must be continuously and actively employed by or on an authorized short-term leave of absence from Norstan or one of its subsidiaries from the date you tender eligible options for exchange through, and including, the date of grant of the new options. An employee who is on an authorized short-term leave of absence of six months or less, including a short-term disability leave, is considered to be an employee of Norstan or its subsidiaries. You will not be eligible to receive the new options on the new option grant date if you are not employed by Norstan or any of its subsidiaries at any time between the date you tender options and the date of grant of the new options, for any reason, including the following:

         - you receive a notice of involuntary termination, with or without cause, from Norstan or

                                    (a)(1)-6
one of its subsidiaries;

         - you resign or give notice of resignation from such employment, whether voluntarily or involuntarily or with or without good reason;

         - you enter into an agreement with Norstan or one of its subsidiaries with respect to your resignation, whether voluntarily or involuntarily or with or without good reason;

         - you die.

         IF, FOR ANY REASON, INCLUDING THOSE DESCRIBED ABOVE, YOU ARE NOT AN EMPLOYEE OF NORSTAN OR ANY OF OUR SUBSIDIARIES, FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT WE HAVE ACCEPTED FOR EXCHANGE.

         PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN IN THE EMPLOY OF NORSTAN OR ANY OF OUR SUBSIDIARIES. YOU ARE EMPLOYED BY NORSTAN OR ONE OF ITS SUBSIDIARIES ON AN "AT-WILL" BASIS. AS AN AT-WILL EMPLOYEE, YOUR CONTINUED EMPLOYMENT IS AT THE WILL AND SOLE DISCRETION OF NORSTAN OR ITS SUBSIDIARIES. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN THE EMPLOY OF NORSTAN OR ANY OF OUR SUBSIDIARIES UNTIL THE NEW OPTION GRANT DATE.

IS THIS A REPRICING?

         No, this is not a stock option repricing in the traditional sense. Under a traditional stock option repricing, the exercise price of a holder's current options would be immediately repriced to the then current fair value of the Company's common stock and the Company would have a variable accounting charge against earnings.

WHY CAN'T NORSTAN SIMPLY REPRICE MY OPTIONS, AS I HAVE SEEN DONE AT OTHER COMPANIES?

         In 1998, the Financial Accounting Standards Board adopted unfavorable accounting charge consequences for companies that reprice options. As a result of this action, many companies have ceased "repricing" options to avoid this negative consequence. If we were to simply reprice options, this would result in "variable" accounting treatment for such options. This would require us, for financial reporting purposes, to record additional compensation expense each quarter until the repriced options are exercised, cancelled or have expired. This would reduce our reported earnings for each fiscal quarter that the repriced options remained outstanding. This could have a material negative effect on our stock price performance and would be unfavorable to Norstan and its shareholders.



                                    (a)(1)-7

WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

         If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange and the new options had an exercise price that was lower than the exercise price of the cancelled eligible options, we would be required to employ what is called variable accounting, which, as described above, is an unfavorable accounting treatment for financial reporting purposes. This would reduce our reported earnings for each fiscal quarter that the new options remained outstanding. This could have a material negative effect on our stock price performance.

WHY CAN'T I JUST BE GRANTED MORE OPTIONS WITHOUT HAVING MY OPTIONS CANCELLED?

         We have a limited pool of options available for grant to our employees. The grant of supplemental options, without the cancellation of outstanding eligible options, would reduce the number of options that are currently available for grant to our employees under the Plan. Because the outstanding options under the Plan are, to a large extent, "underwater," we have determined that it is in the best interest of Norstan and our shareholders (including our employee shareholders) to offer this exchange program as designed. This offer attempts to minimize the future dilutive impact of our ongoing stock option program. Options that are cancelled pursuant to this offer will become available for new option grants and future option grants under the Plan.

WHAT ARE THE CONDITIONS TO THE OFFER?

         The offer is not conditioned upon a minimum number of options being tendered. Participation in this offer is completely voluntary. However, the offer is subject to a number of other conditions with regard to events that could occur prior to the expiration of the offer. These events include, among other things, a change in accounting principles, a lawsuit challenging the tender offer, a third-party tender offer for our common stock or other acquisition proposal, or a change in your employment status with us. These and various other conditions are more fully described in Section 6 of this offer to exchange. Once the offer has expired and the tendered options have been accepted and cancelled in the offer, the conditions will no longer apply, even if the specified events occur during the period between the expiration date and the date of grant of the new options. However, as described herein, a change in your employment status during that period could result in you not receiving a grant of new options.

IF I TENDER OPTIONS IN THIS OFFER, HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

         Provided you meet the eligibility requirements and subject to the terms of this offer, we will grant to you new options to purchase a number of shares of our common stock equal to 50 percent of the number of shares of common stock subject to the options that you tender and that we accept for exchange. All new options will be granted under, and will be subject to the terms and conditions of, the Plan and of a new option agreement between you and us. The new option agreement will be in substantially the same form as the option agreement or agreements for your current options and the term of the option. You must execute the new option agreement prior to receiving new options.


                                    (a)(1)-8

IF I TENDER OPTIONS IN THIS OFFER, WHEN WILL I RECEIVE MY NEW OPTIONS?

         We expect to grant the new options on a business day that is at least six months and one day after the date we cancel the options accepted for exchange. Our Board of Directors or Compensation Committee will select the actual grant date of the new options after the expiration of the offer, in accordance with the Plan. The Norstan Board of Directors has approved the granting of the new options and Norstan does not anticipate a significant delay in the granting of the new options. If we cancel tendered options on _____________, 2002, the business day following the scheduled expiration date, the grant date of the new options will be no earlier than _______________, 2001. However, if the expiration date of the offer is extended by us, the grant date for the new options may also be extended. You must be an employee, or otherwise be eligible to receive options pursuant to the Plan on the grant date to receive the new options.

WILL THE TERMS OF THE NEW OPTIONS BE THE SAME AS THE TERMS OF THE OPTIONS TENDERED FOR EXCHANGE?

         The new options will be issued under the Plan, which is the same option plan as the related options cancelled in the offer, and will be issued pursuant to an option agreement that is similar to the option agreement pursuant to which the related options tendered and cancelled in the offer were issued. The new options will have substantially the same terms and conditions as the related options cancelled in the offer, except for the following:

         - EXERCISE PRICE. Although the method for determining the exercise price (also known as the grant price or option price) of the new options is the same as the method used for determining the exercise price of the options tendered for exchange (i.e., based on the fair market value of our common stock on the date of grant for options granted), it is highly likely that the exercise price of the new options will be different from the exercise price of the tendered options.

         - NUMBER OF SHARES. The number of shares of common stock covered by the new options will be equal to 50 percent of the shares covered by the options given up in exchange.

         - VESTING. The new options will vest one-third on the date of grant and one-third on each of the first and second anniversaries of the date of grant.

         Option agreements governing options currently outstanding under the Plan, including options eligible for exchange pursuant to the offer, state that options may not be exercised following the termination of the holder's employment for any reason, including the retirement, death or disability of the holder. Effective September 21, 2001, Norstan will permit holders of options (or their estates, as applicable) to exercise the vested portion of options for a period of 90 days after termination of employment for any reason other than retirement at age 65 or more, death or disability, and for a period of one year in the case of retirement at age 65 or more, death or disability. In addition, all options held by a Norstan employee upon his or her termination of employment as a result of retirement at age 65 or more, death or disability shall vest in full on the date of termination of employment. Such terms will also apply to new options granted pursuant to the Company's option exchange program.

WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

         The exercise price (also known as the grant price or option price) of the new options will equal the fair market value of our common stock on the date we grant the new options, determined in accordance with the terms of the Plan. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, WE CANNOT PREDICT THE EXERCISE PRICE OF THE NEW OPTIONS. IT IS POSSIBLE THAT THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT



                                    (a)(1)-9

OPTIONS THAT ARE CANCELLED IN THE OFFER, AND THEREFORE, YOUR NEW OPTIONS COULD BE WORTH LESS THAN YOUR OLD OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS. See Section 7 in the offer to exchange for information concerning our stock price during the past two years.

CAN I CANCEL ONLY PART OF MY ELIGIBLE OPTIONS?

         No, we cannot partially cancel your eligible options. If you choose to cancel options, then you must tender for exchange all of your options that have an exercise price of $15.00 or more. This means that an eligible employee may not tender some of his or her eligible options for cancellation and retain some eligible options; if an employee wishes to tender any of his or her eligible options, the eligible employee must tender all of his or her eligible options.

WHAT HAPPENS TO OPTIONS THAT I TENDER AND ARE ACCEPTED FOR EXCHANGE?

         Tendered options that are accepted for exchange will be cancelled and will become available for future grants (including the new options) under the Plan from which such options were originally granted.

WHAT IF I TENDER OPTIONS AND NORSTAN UNDERGOES A CHANGE OF CONTROL, SUCH AS A MERGER, BEFORE THE NEW OPTIONS ARE GRANTED?

         If we undergo a change of control, such as a merger, prior to the grant of the new options, it would be our intent to negotiate the terms of that change of control transaction such that you could receive options to purchase securities of the acquirer. However, we have the right to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interests of Norstan and its shareholders, and this could result in your not being granted the new options.

WHAT HAPPENS IF I TENDER MY ELIGIBLE OPTIONS AND I AM ON AN AUTHORIZED LEAVE OF ABSENCE ON THE NEW OPTION GRANT DATE?

         An employee who is on an authorized short-term leave of absence, including a short-term disability leave, is considered to be an employee of Norstan or its subsidiaries. An authorized short-term leave of absence is a leave of absence that has been approved in accordance with policy or practice by Norstan or its subsidiary that employs you, and that has a duration of six months or less, at the end of which the employee returns to active employment with Norstan or one of its subsidiaries. Authorized short-term leaves may include approved bereavement leave, family medical leave, personal medical leave, including short-term disability, jury duty leave, maternity and paternity leave and military leave.

         If you tender your options and they are cancelled in the offer and you are on an authorized short-term leave of absence, including a short-term disability leave, on the new option grant date, you are considered to be an employee of Norstan or its subsidiary that employs you, and will be entitled to a grant of new options on the new grant date.

                                   (a)(1)-10

         However, you will not be eligible to receive the new options on the new option grant date if at any time between the date you tender options and the date of grant of the new option, including on the new option grant date, you are on a long-term leave of absence (over six months in duration). Similarly, you will not be eligible to receive the new options on the new option grant date if you are currently on a short-term leave of absence, but do not return to active employment within the authorized six-month period, resulting in a recategorization of your short-term leave as a long-term leave.

WHAT HAPPENS IF I TENDER MY OPTIONS AND I RECEIVE A NOTICE OF INVOLUNTARY TERMINATION AFTER THE EXPIRATION DATE OF THE OFFER AND PRIOR TO THE NEW OPTION GRANT DATE?

         If you tender your eligible options and they are cancelled in the offer and, after the expiration date of the offer and prior to the new option grant date, you receive a notice of involuntary termination, with or without cause, from Norstan or one of its subsidiaries, you will not receive a grant of new options or any other consideration or payment for such tendered and cancelled options. As indicated earlier, you must be an eligible employee of Norstan or any of our subsidiaries, from the date you tender options through the date we grant the new options, in order to be eligible to receive new options for your tendered options that we have accepted for exchange.

         PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN IN THE EMPLOY OF NORSTAN OR ANY OF OUR SUBSIDIARIES. YOU ARE EMPLOYED BY NORSTAN OR ONE OF ITS SUBSIDIARIES ON AN "AT-WILL" BASIS. AS AN AT-WILL EMPLOYEE, YOUR CONTINUED EMPLOYMENT IS AT THE WILL AND SOLE DISCRETION OF NORSTAN OR ITS SUBSIDIARIES. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN THE EMPLOY OF NORSTAN OR ANY OF OUR SUBSIDIARIES UNTIL THE NEW OPTION GRANT DATE.

WHAT HAPPENS IF I TENDER MY OPTIONS AND MY EMPLOYMENT WITH NORSTAN CEASES AS A DIRECT RESULT OF A BUSINESS TRANSACTION OR THE ELIMINATION OF MY POSITION AFTER THE EXPIRATION DATE OF THE OFFER AND PRIOR TO THE NEW OPTION GRANT DATE?

         If you tender your eligible options and they are cancelled in the offer and, after the expiration date of the offer and prior to the new option grant date your employment ceases as a direct result of the divestiture of your business unit (either through a sale, corporate spin-off, joint venture or similar business transaction) or the elimination of your position, you are not eligible for new options. You must be an eligible employee of Norstan or any of our subsidiaries, from the date you tender options through the date we grant the new options, in order to be eligible to receive new options for your tendered options that we have accepted for exchange.

WHAT HAPPENS IF I TENDER MY OPTIONS AND I RESIGN AFTER THE EXPIRATION DATE OF THE OFFER AND BEFORE THE NEW OPTION GRANT DATE?

         If you resign after the expiration date of the offer and prior to the new option grant date and

                                   (a)(1)-11
your eligible options have been tendered and cancelled in the offer, you will not receive a grant of new options or any other consideration or payment for such tendered and cancelled eligible options. You must be an eligible employee of Norstan or any of our subsidiaries, from the date you tender options through the date we grant the new options, in order to be eligible to receive new options for your tendered options that we have accepted for exchange.

WHAT HAPPENS IF I TENDER MY ELIGIBLE OPTIONS AND I DIE AFTER THE EXPIRATION DATE OF THE OFFER AND BEFORE THE NEW OPTION GRANT DATE?

         If you die after the expiration date of the offer and prior to the new option grant date and your eligible options have been tendered and cancelled in the offer, neither your estate nor your beneficiaries will receive a grant of new options or any other consideration or payment for such tendered and cancelled eligible options. You must be an eligible employee of Norstan or any of our subsidiaries, from the date you tender options through the date we grant the options that we have accepted for exchange.

ARE THERE OTHER CIRCUMSTANCES UNDER WHICH I WOULD NOT BE GRANTED NEW OPTIONS?

         It is possible that even if we accept your tendered options, we will not issue new options to you if we are prohibited by applicable law or regulations from doing so. We will use reasonable efforts to avoid such prohibition.

WILL WE GRANT OPTIONS TO ELIGIBLE EMPLOYEES DURING THE PERIOD BETWEEN __________________, 2001, THE DATE THIS OFFER COMMENCES, AND THE DATE TENDERED OPTIONS ARE CANCELLED (CURRENTLY SCHEDULED TO BE ________________, 2001?

         To avoid any possible adverse accounting consequences, we intend not to grant options to eligible employees during the period starting on _______________, 2001 (the date the offer commences) and ending on the date tendered eligible options are cancelled (currently scheduled to be ______________, 2001.

IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

         If we accept options you tender in the offer, we will defer until the grant date for your new options, our grant to you of other options, such as annual, bonus or promotional options, for which you may be eligible between the date hereof and the new option grant date. We will defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring adverse accounting treatment because of accounting rules that could apply to these interim option grants as a result of the offer. If you do not tender options in the offer, however, we may grant you


                                   (a)(1)-12
promptly following the expiration of the offer options that you were eligible to receive between the date hereof and the expiration date.

WHAT WILL MY NEW OPTION TYPE BE, INCENTIVE STOCK OPTION OR NON-QUALIFIED STOCK OPTION?

         Currently all options granted under the Plan with an exercise price of at least $15.00 per share and held by eligible employees are non-qualified stock options. Accordingly, all new options will be granted as non-qualified stock options.

WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

         If you exchange your current options for new options, we believe you will not be required under current law to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. Further, at the date of grant of the new options, we believe that you will not be required under current law to recognize income for federal income tax purposes.

         We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options pursuant to the offer, including under the laws of the country that applies to you. Norstan is not responsible for any personal adverse tax or other financial consequences that may result from your voluntary participation in the exchange.

AFTER THE NEW GRANT, WHAT HAPPENS IF MY OPTIONS AGAIN END UP UNDERWATER?

         We are conducting this offer only at this time, considering the unusual stock market conditions that have affected many companies throughout the country. This is therefore considered a one-time offer and is not expected to be offered again in the future. As your stock options are valid for ten years from the date of initial grant, subject to continued employment, the price of our common stock may appreciate over the long term and even if your options are underwater for some period of time after the grant date of the new options. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE.

WHAT HAPPENS TO OPTIONS THAT I CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

         Nothing. An option that you choose not to tender for exchange or that we do not accept for exchange remains outstanding until it is exercised or expires in accordance with its terms and retains its current exercise price and current exercise schedule. We currently expect that we will accept all properly tendered eligible options promptly after the expiration of this offer.

WHAT HAPPENS TO ANY CURRENT OPTIONS GRANTED TO ME UNDER THE PLAN THAT DO NOT HAVE AN EXERCISE PRICE ABOVE $15.00 AND ARE NOT ELIGIBLE FOR TENDER?

         The offer will have no effect on those options that do not have an exercise price of $15.00

                                   (a)(1)-13
or above, and are therefore not eligible for tender in this offer. Those options will remain outstanding in accordance with, and subject to, their current terms, whether or not you tender your eligible options.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER OPTIONS IN THE OFFER? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

         You have until 11:59 p.m. Central Time on _________________, 2001, to tender your options in the offer.

         Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If we extend the offer, we will make a public announcement of the extension no later than 9:00 a.m., Central Time, on the next business day following the previously scheduled expiration date. If the offer is extended, then the cancellation date for tendered eligible options accepted for exchange and the grant date of the new options may be extended if necessary to avoid the possibility that we would have to recognize any compensation charges which would reduce our reported earnings. Under the accounting rules applicable to us, the new options must be granted more than six months following the date tendered eligible options are cancelled.

HOW DO I TENDER MY OPTIONS?

         If you decide to tender your options, you must deliver, before the offer expires, a properly completed and duly executed acceptance letter and any other documents required by the acceptance letter to Norstan, Inc., 5101 Shady Oak Road, Minnetonka, Minnesota, 55343-4100, Attention: Mary Kiernan, telephone:
952.352.4194. We will only accept delivery of the signed acceptance letter by regular external mail, facsimile or hand delivery. If you choose to deliver your signature page by external mail, we recommend that you use registered mail with return receipt requested. Delivery by e-mail will NOT be accepted. You must allow for delivery time based on the method of delivery that you choose to ensure we receive your acceptance letter on time.

         This is a one-time offer, and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all properly tendered options following the expiration of the offer.

DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

         You may withdraw your tendered options at any time before the offer expires at 11:59 p.m.



                                   (a)(1)-14

Central Time on __________________, 2001. If we extend this offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of this offer. To withdraw tendered options, you must deliver to us at the address or facsimile number listed above a written notice of withdrawal with the required information while you still have the right to withdraw the tendered options. As in the case of delivery of the acceptance letter, you may deliver the signed notice of withdrawal to us at the address noted above by regular external mail, facsimile or hand delivery. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above.

IF I CHOOSE NOT TO TENDER MY ELIGIBLE OPTIONS FOR EXCHANGE, WHAT DO I HAVE TO
DO?

         If you choose to keep your eligible options and not participate in the offer, we ask that you complete the decline letter indicating your intent not to participate in the exchange and promptly return the letter to us. This will aid us in our efforts with respect to administration of the option exchange program. Even if you return the decline letter to us indicating your nonparticipation in the program, you may subsequently elect to participate in the exchange at any time prior to the expiration of the offer by delivering to us a properly completed and signed acceptance letter.

HOW WILL I KNOW IF NORSTAN HAS RECEIVED MY ACCEPTANCE LETTER ELECTING TO TENDER MY ELIGIBLE OPTIONS?


         We will confirm receipt of your acceptance letter tendering our eligible options (and any withdrawal) shortly after we receive it. Also, within three days after the expiration date of the offer, deliver to you a copy of the signature page to the acceptance letter executed on behalf of Norstan evidencing your right to receive the new options.


WHAT DOES THE COMPANY AND ITS BOARD OF DIRECTORS THINK OF THE OFFER?

         Although Norstan's Board of Directors has approved this offer, neither Norstan nor its Board of Directors makes any recommendation as to whether or not you should tender your options for exchange.

         For additional information or assistance, you should contact: Norstan, Inc., attention: Mary Kiernan, at 5101 Shady Oak Road, Minnetonka, Minnesota 55343, telephone: 952.352.4194.




                                   (a)(1)-15

                                  INTRODUCTION

         Norstan, Inc. ("Norstan," "we" or the "Company") is offering eligible employees holding outstanding options to purchase shares of our common stock granted under the Norstan, Inc., 1995 Long-Term Incentive Plan as amended (the "Plan"), that have an exercise price of at least $15.00 per share, the opportunity to exchange those options for new options that we will grant under the Plan. We are extending this offer upon the terms and subject to the conditions set forth in this offer to exchange (the "offer to exchange") and in the related acceptance letter (which together, as each may be amended or supplemented from time to time, constitute the "offer"). We intend to grant options to acquire a number of shares equal to 50 percent of the number of shares covered by the options you tender. We will grant the new options on a date that is at least six months and one day following the date we cancel the options accepted for exchange.

         This offer is not conditioned upon a minimum number of options being tendered, but is subject to conditions that we describe in Section 6 of this offer to exchange, including our right to accept or reject any options tendered in response to this offer. Subject to our right to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

         As of August 15, 2001, options to purchase 1,794,125 shares of our common stock were issued and outstanding under the Plan. Of these options, options to purchase 425,125 shares of our common stock, constituting 24 percent, had an exercise price of $15.00 or more(7).

         If you tender options for exchange and we accept such options, we will grant you new options under the Plan and enter into a new option agreement between us and you, all as more fully described below. The exercise price of the new options will equal the fair market value of our common stock on the date of the grant. The new options will vest one-third immediately and one-third on each of the first and second anniversaries of the date of the grant.

                                    THE OFFER

1.       Number of Options; Eligible Employees; Expiration Date.

         Upon the terms and subject to the conditions of the offer, including our right to accept or reject any options tendered in response to this offer, we will exchange for new options to purchase common stock under the Plan all outstanding options under the Plan held by eligible employees that have an exercise price of at least $15.00 per share, that are properly tendered in accordance with Section 3 and not validly withdrawn in accordance with Section 4 before the "expiration date," as defined below. We will not accept partial tenders of eligible options. Therefore, if you choose to participate, you must tender all of your eligible options.

         To receive a grant of new options pursuant to the offer and under the terms of the Plan, an


---------------
(7) Includes options to purchase up to 85,000 shares of Norstan common stock held by Paul Baszucki (Chairman of the Board of Directors), Jim Granger (Chief Executive Officer) and Scott Christian (Chief Financial Officer), all of whom are ineligible to participate in the offer.


                                   (a)(1)-16
employee must be eligible to receive options pursuant to the Plan from the date he or she tenders options through the date Norstan grants the new options.

         Except as set forth below, "eligible employees" are all employees, including executive officers, of Norstan or one of its subsidiaries who are actively employed or on an authorized short-term leave of absence on ____________, 2001 and on the date the offer expires. An employee who is on an authorized short-term leave of absence of six months or less, including a short-term disability leave, is considered to be an employee of Norstan or its subsidiaries. Paul Baszucki, Jim Granger and Scott Christian, Norstan's Chairman of the Board of Directors, Chief Executive Officer and Chief Financial Officer, respectively, are not eligible to participate in the offer.

         An employee will not be considered an "eligible employee" and accordingly, will not be eligible to participate in this offer if, on or before the date the offer expires the employee is no longer employed by Norstan or any of its subsidiaries, for any reason, including the employee:

         - receives a notice of involuntary termination, with or without cause from Norstan or one of its subsidiaries;

         - resigns or gives notice of resignation from such employment, whether voluntarily or involuntarily or with or without good reason;

         - enters into an agreement with Norstan or any of its subsidiaries with respect to the employee's resignation, whether voluntarily or involuntarily or with or without good reason;

         - takes a long-term leave of absence (over six months in duration) or if currently on a short-term leave of absence, does not return within the authorized six-month period, resulting in a recatagorization of the leave as long-term; or

         -    dies.

         IF FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF NORSTAN OR ANY OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE THE OFFER EXPIRES, YOU WILL NOT BE ELIGIBLE TO PARTICIPATE IN THE OFFER. PARTICIPATION I THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN IN THE EMPLOY OF NORSTAN OR ANY OF ITS SUBSIDIARIES.

         If your options are properly tendered and accepted for exchange, unless we terminate this offer pursuant to the terms and conditions hereof, you will be entitled to receive, on a business day that is at least six months and one day following the date we accept the options tendered for exchange, new options to purchase the number of shares of our common stock that is equal to 50 percent of the number of shares subject to the options you tendered and we accepted, subject to adjustments for any stock splits, stock dividends and similar events that occur prior to the grant date of the new options. The Norstan Board of Directors has approved the granting of the new options and Norstan does not anticipate a significant delay in the granting of the new options.

         The exercise price (also known as the grant price or option price) on the date of grant of the new options will be determined in accordance with the terms of the Plan. Because the new options


                                   (a)(1)-17
will be granted at least six months and one day following the date eligible options are cancelled, we cannot predict the exercise price of the new options. Accordingly, the new options may have a higher exercise price than some or all of the eligible options that are cancelled in the offer. We recommend that eligible employees obtain current market quotations for our common stock before deciding whether to tender their eligible options. See Section 8 for a description of the determination of the market price and for other terms of the new options.

         The term "expiration date" means 11:59 p.m. Central Time, on ________________, 2001 unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer.

         For purposes of this offer, a "business day" means any day other than a Saturday, Sunday or United States Federal holiday and consists of the time period from 12:01 a.m. through 11:59 p.m. Central Time.

         Certain otherwise eligible Norstan employees received option grants during May and June of 2001. Because an exchange of option grants within six months of a participant's receipt of any other option grant will result in the recognition of compensation expense for financial reporting purposes, the offer will not apply to employees who received option grants during May or June 2001. Norstan intends to make a separate offer to these employees to commence on or after December 6, 2001 and ending 30 days thereafter, unless extended.

2.       Purpose of the Offer.

         We issued the options outstanding under the Plan to:

         - provide our employees an opportunity to acquire or increase a proprietary interest in us, thereby creating a stronger incentive to expend maximum effort for our growth and success; and

         - encourage our employees to continue their employment with us.

         Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are higher than the current and recent trading prices of our common stock. We believe many of these options are unlikely to be exercised in the foreseeable future. We understand that for our stock option program to provide the intended retention and performance incentives for our employees, they must feel that our options provide them with an opportunity to realize value within a reasonable period of time. With the uncertainty of current market conditions, we believe that our employees may feel that the opportunity for realizing value is limited with their existing options. By making this offer to exchange eligible options for new options that will have an exercise

                                   (a)(1)-18
price equal to 100 percent of the market price of our common stock on the grant date of the new options (determined under and subject to the terms of the Plan), we hope to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, thereby encouraging our employees to remain with us, and ultimately maximize shareholder value. While we hope and anticipate that this program will ameliorate the current underwater options issue, this cannot be guaranteed considering the ever-present risks associated with a volatile and unpredictable economy and stock market.

         Subject to the foregoing, and except as otherwise disclosed in this offer or in our filings with the Securities and Exchange Commission, and other than transactions among or between our subsidiaries and our affiliates, we presently have no plans or proposals that relate to or would result in:

    (a) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

    (b)  any purchase, sale or transfer of a material amount of our assets;

    (c)  any material change in our indebtedness or capitalization;

    (d) any material change in our present Board of Directors or management, other than changes in the number or term of directors or to fill any existing board vacancies, or as may otherwise occur in the ordinary course of business;

    (e)  any other material change in our corporate structure or business;

    (f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

    (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

    (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

    (i) the acquisition by any person of any material amount of our securities or the disposition of any material amount of our securities; or

    (j) any change in our Articles of Incorporation or Bylaws, or any actions which may impede the acquisition of control of us by any person.

         From time to time we entertain proposals from third parties regarding potential strategic relationships or transactions, which in some cases could include a merger or sale of Norstan, Inc. We have no definitive plans with respect to any such strategic relationship or transaction as of the date hereof.

         Neither we nor our Board of Directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation.

                                   (a)(1)-19

You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own legal, investment and/or tax advisors. You must make your own decision whether to tender your options for exchange.

3.       Procedures For Tendering Options.

         Proper Tender of Options: To validly tender your options pursuant to the offer, you must, in accordance with the terms of the acceptance letter, properly completed, duly executed and deliver to us the acceptance letter, or a facsimile thereof, along with any other required documents. We must receive all of the required documents at Norstan, Inc., 5101 Shady Oak Road, Minnetonka, Minnesota, 55343, Attention: Mary Kiernan, before the applicable expiration date.

         The only acceptable methods of delivery are regular external mail, facsimile transmission and hand delivery. Your eligible options will not be considered tendered until we receive them. Delivery by e-mail will not be accepted.

         THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING THE ACCEPTANCE LETTER AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF YOU DELIVER BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURE THE MATERIALS. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

         Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects: We will determine, in our sole discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

         Our Acceptance Constitutes An Agreement: Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

         Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

4.   Withdrawal Rights.


                                   (a)(1)-20

         You may only withdraw your tendered options in accordance with the provisions of this Section 4.

         You may withdraw your tendered options at any time before 11:59 p.m., Central Time, on ________________, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered eligible options at any time until the extended expiration of the offer. Notwithstanding the above, you may withdraw tendered options not accepted for exchange by Norstan after the 40th day following the commencement of the offer. The 40th day after the commencement of the offer is _______________. You must withdraw all tendered eligible options; you may not withdraw only a portion of tendered eligible options.

         To validly withdraw tendered options, an eligible employee must deliver to us at the address set forth in Section 3 a written notice of withdrawal, or a facsimile thereof, with the required information, while such employee still has the right to withdraw the tendered options. The notice of withdrawal must specify the name of the employee who tendered the options to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the employee who tendered the options to be withdrawn exactly as such option holder's name appears on the acceptance letter previously submitted by the employee. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be identified on the notice of withdrawal.

         You may not rescind any withdrawal. Any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 3.

         Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.   Acceptance of Options For Exchange And Issuance of New Options.

         Upon the terms and subject to the conditions of this offer and promptly following the applicable expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the applicable expiration date. If we cancel eligible options accepted for exchange on _______________, 2001, the business day following the applicable scheduled expiration date of the offer, you will be granted new options no earlier than the first business day that is at least six months and one day following the date we accept options for exchange. If the offer is extended, then the grant date of the new options will also be extended if necessary to ensure that the new option grant date is six months and one day following the date eligible options are cancelled. Our Board of Directors or Compensation Committee will select the actual grant date for the new options after the expiration date of the offer in accordance with the Plan. The exercise price of the new options will equal the fair market value of Norstan's common stock on the date of grant.



                                   (a)(1)-21

         To be entitled to the new options after your tendered eligible options have been cancelled in the offer, you must be eligible to receive options pursuant to the Plan from the date you tender options through the date Norstan grants the new options. You must be continuously and actively employed by, or on an authorized short-term leave of absence from, Norstan or one of its subsidiaries from the date you tender eligible options for exchange through, and including, the date of grant of the new options. An employee who is on an authorized short-term leave of absence of six months or less, including a short-term disability leave, is considered to be an employee of Norstan or its subsidiaries. You will not be eligible to receive the new options on the new option grant date if you are not employed by Norstan or any of its subsidiaries at any time between the date you tender options and the date of grant of the new options, for any reason, including the following:

         - you receive a notice of involuntary termination with or without cause, from Norstan, or one of its subsidiaries;

         - you resign or give notice of resignation from such employment, whether voluntarily or involuntarily or with or without good reason;

         - you enter into an agreement with Norstan, or one of its subsidiaries with respect to your resignation, whether voluntarily or involuntarily or with or without good reason;

         - you take a long-term leave of absence (lasting more than six months) or if you are currently on a short-term leave of absence, you do not return to active employment within the authorized six-month period, resulting in a recategorization of the leave as long-term; or

         - you die.

         IF, FOR ANY REASON, INCLUDING THOSE DESCRIBED ABOVE, YOU ARE NOT AN EMPLOYEE OF NORSTAN OR ANY OF OUR SUBSIDIARIES, FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT WE HAVE ACCEPTED FOR EXCHANGE.

         PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN IN THE EMPLOY OF NORSTAN OR ANY OF OUR SUBSIDIARIES. YOU ARE EMPLOYED BY NORSTAN OR ONE OF ITS SUBSIDIARIES ON AN "AT-WILL" BASIS. AS AN AT-WILL EMPLOYEE, YOUR CONTINUED EMPLOYMENT IS AT THE WILL AND SOLE DISCRETION OF NORSTAN OR ITS SUBSIDIARIES. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN THE EMPLOY OF NORSTAN OR ANY OF OUR SUBSIDIARIES UNTIL THE NEW OPTION GRANT DATE.

         If we accept options you tender in the offer, we will defer until the grant date for your new options our grant to you of other options, such as annual, bonus or promotional options, for which you may be eligible between the date hereof and the new option grant date. We will defer the grant


                                   (a)(1)-22
to you of these other options if we determine it is necessary for us to do so to avoid incurring adverse accounting treatment because of accounting rules that could apply to these interim option grants as a result of the offer. If you do not tender options in the offer, however, we may grant you promptly following the expiration of the offer options that you were eligible to receive between the date hereof and the expiration date.

         For purposes of the offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options. Subject to our right to extend, terminate and amend the offer, we currently expect that we will accept promptly after the applicable expiration date of the offer all properly tendered options that are not validly withdrawn. Promptly after we accept tendered options for exchange, we will send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange.

6.   Conditions of the Offer.

         Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after the commencement of the offer and prior to the expiration date (i) any of the following events has occurred, or has been determined by us to have occurred, and, (ii) in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

         (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Norstan or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

         (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or Norstan, or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

               (i) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

               (ii) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

                                   (a)(1)-23

               (iii) materially impair the contemplated benefits of the offer to us; or

               (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Norstan or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us.

         (c) there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles which could or would require us to record compensation expense against our earnings in connection with the offer for financial reporting purposes;

         (d) a tender or exchange offer with respect to some or all of our common stock,

         (e) merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

         (f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Norstan or our subsidiaries that, in our reasonable judgment, is or may be material to Norstan or our subsidiaries or materially impairs or may materially impair the contemplated benefits of the offer to us.

         The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7.   Price Range of Common Stock Underlying the Options.

         Our common stock is quoted on the Nasdaq National Market under the symbol "NRRD." The following table shows, for the periods indicated, the high and low closing prices per share of our common stock as reported by the Nasdaq National Market.


                                                                      (in U.S. dollars)
                                                               ---------------------------------
                                                                    High              Low
                                                                    ----              ---
Fiscal Year Ending April 30, 2002
First Quarter                                                       4.094             1.125

Fiscal Year Ended April 30, 2001
First Quarter                                                       6.563             3.250
Second Quarter                                                      5.500             2.688
Third Quarter                                                       4.000             0.688
Fourth Quarter                                                      2.250             0.906



                                   (a)(1)-24

                                                                      (in U.S. dollars)
                                                               ---------------------------------
                                                                    High              Low
                                                                    ----              ---

Fiscal Year Ended April 30, 2000
First Quarter                                                      14.250             9.250
Second Quarter                                                     12.875             7.000
Third Quarter                                                      11.375             5.125
Fourth Quarter                                                      9.875             5.125



         As of ___________________, 2001, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $_________ per share.

         WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

8.   Source and Amount of Consideration; Terms of New Options.

         Consideration: We will issue new options to purchase common stock under the Plan in exchange for outstanding eligible options properly tendered and accepted for exchange by us. We will grant the new options on a business day that is at least six months and one day following the date we cancel the options accepted for exchange. The Norstan Board of Directors has approved the granting of the new options and Norstan does not anticipate a significant delay in the granting of the new options. The number of shares of common stock subject to new options to be granted to each employee will be equal to 50 percent of the number of shares subject to the options tendered by such employee and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events that occur prior to the grant date of the new options. However, we will not issue any options exercisable for fractional shares. Instead, we will round down to the nearest whole number.

         As of August 15, 2001, options covering 1,794,125 shares of Norstan common stock were issued and outstanding under the Plan. Of these options, options covering 425,125 shares of common stock have an exercise price of $15.00 or more per share, including options to purchase 85,000 shares of common stock held by Messrs. Baszucki, Granger and Christian, who are ineligible to participate in the offer.

         If we receive and accept tenders of all outstanding eligible options, we will grant new options to purchase a total of approximately 170,063 shares of our common stock and the common stock issuable upon exercise of the new options will equal approximately one percent of the total shares of our issued and outstanding common stock(9).

         Terms of New Options: The new options will be issued under the Plan and pursuant to option agreements that are similar to those used for the options tendered for exchange. Except as otherwise noted in the offer and except with respect to the number of shares covered, exercise price, and vesting schedule, we expect that the terms and conditions of the new options will be similar to the terms and conditions of the options tendered for exchange. On the date the new options are granted, we will deliver an option agreement to each tendering employee whose tendered options were accepted for exchange and canceled by us. After receipt of the option agreement, each

----------------
(9) Based on 12,284,708 shares of common stock issued and outstanding as of September 4, 2001.
                                   (a)(1)-25
employee will be expected to execute and deliver to us his or her option agreements as soon as practicable. The following description summarizes the material terms of the Plan and the options granted under the Plan.

         The following description of the Plan and the new options is only a summary and may not be complete. For complete information please refer to the copy of the Plan and the form of option agreement that have been filed with the SEC as exhibits to the Tender Offer Statement on Schedule TO. You may also contact us to request copies of the Plan or the form of the option agreement, which will be provided to you at our expense.

         - General: The number of shares of common stock subject to the Plan is 3,400,000. There are currently 1,794,125 options to purchase shares of our common stock outstanding under the Plan. The Plan permits the granting of stock options that are incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and non-qualified stock options (i.e., stock options that do not qualify as incentive stock options). All eligible options subject to this offer are non-qualified options. All new options that may be granted pursuant to this offer will also be non-qualified options. All officers and other employees of Norstan, and its subsidiaries, non-employee members of the board and the Board of Directors of its subsidiaries, consultants and independent advisors of Norstan and its subsidiaries are eligible to participate in the Plan.

         - Administration: The Compensation Committee of the Norstan Board of Directors has authority to administer the Plan, with broad discretion to fashion the terms of grants of options, including type, size and exercise price, as it deems appropriate. The Compensation Committee also selects the persons to whom options are granted.

         - Exercise Price: The exercise price of each option is determined by the Compensation Committee. To the extent that the exercise price of an option grant is less than the fair market value of our common stock on the date of grant, we would incur compensation expense. Consistent with our prior grants under the Plan, the exercise price of the new non-qualified options to be granted pursuant to the offer will equal the fair market value of our common stock on the date of the grant to avoid recognizing compensation expense. In accordance with the terms of the Plan, the fair market value per share of common stock on any relevant date under the Plan will be the average of the high and low price as reported on such date by the Nasdaq National Market. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, IT IS POSSIBLE THAT THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS, AND THEREFORE, YOUR NEW OPTIONS COULD BE WORTH LESS THAN YOUR OLD OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

         - Number Of Shares: The number of shares issued upon exercise of the new options will equal 50 percent of the shares covered by the options given up in exchange.

         - Vesting and Exercise: The Compensation Committee determines at what time or times each option may be exercised. The term of the new options granted under the Plan will commence

                                   (a)(1)-26
on the date of grant and, subject to the applicable vesting requirements, will be exercisable during the period beginning on the date of grant of the new options and ending on the day before the tenth anniversary of the date of grant, except that the period for exercise of the new options will end on an earlier date in the event of the termination of an eligible employee's employment. In accordance with the terms of the Plan and the option agreement, all of the new options will remain exercisable upon the termination of employment for a period of 90 days after the termination date. The new options will vest one-third upon the date of grant, one-third on the first anniversary of the date of grant and one-third on the second anniversary of the date of grant.

         - Method of Exercising Options: After the new options are exercisable, the option holder may exercise the options in accordance with the terms of the Plan and the option holder's option agreement by providing to us (i) a written notice identifying the option and stating the number of shares of common stock that the option holder desires to purchase and (ii) payment in full of the option price per share for the shares of common stock then being acquired by check payable to the order of Norstan, in full payment for the shares of common stock being purchased.

         - Prohibition Against Transfer, Pledge and Attachment: The options, and the rights and privileges conferred by them, are personal to the option holder and may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise), and during the option holder's lifetime shall be exercisable only by the option holder. The option holder may transfer the options, and the rights and privileges conferred by it, upon the option holder's death, either by will or under the laws of intestate succession. All transferees shall be subject to all of the terms and conditions of the options to the same extent as the option holder.

         - Registration of Option Shares: All shares of common stock issuable upon exercise of options under the Plan, including the shares that will be issuable upon exercise of all new options, have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are an executive officer, director or significant shareholder of Norstan, you will be able to sell your common stock issued upon exercise of new options free of any transfer restrictions under applicable securities laws.

         - Effect of Change of Control: If we merge or are consolidated with, or sell substantially all of our assets or stock to, another entity before we grant the new options, it would be our intent to negotiate the terms of that change of control transaction such that eligible employees who tender options pursuant to the offer would receive options to purchase securities of the acquiror. However, we have the right to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interests of the Company and its shareholders, accordingly management may elect to terminate the offer and any obligation to grant the new options. If we were to terminate the offer in connection with a change of control transaction, tendering option holders would not receive options to purchase securities of the acquiror or any other consideration for their tendered options.

         - Amendment of Plan: Norstan's Board of Directors may amend or modify the Plan in any or all respects whatsoever, subject to any required shareholder approval.

         Option holders have no shareholder rights with respect to any of our common stock subject to outstanding options until such shares are purchased in accordance with the provisions of the Plan


                                   (a)(1)-27
and option agreement. Nothing in the Plan confers upon any option holder any right to continued employment.

         You should refer to Section 13 for a discussion of the U.S. Federal income tax consequences of accepting or rejecting this offer to tender eligible options for cancellation and of the grant of the new options under this offer to exchange.

         Our statements in this offer concerning the Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Plan and the form of option agreement under the Plan, each of which is filed as an exhibit to the Tender Offer Statement on Schedule TO, of which this offer to exchange is a part. See Section 16 for a discussion of how to obtain copies of the Plan and form of option agreement.

9.       Information Concerning Norstan, Inc.

         Norstan is a full-service telecommunications solutions company that delivers voice and data technologies and services, and remanufactured equipment to select corporate end-users and channel partners. Norstan also offers a full range of technologies for call center design, messaging, infrastructure, conferencing, and mobility. The Company is headquartered in Minneapolis, Minnesota. Norstan drives its business by delivering service through the installation of a broad array of technology platforms, software solutions and on-going system maintenance needs. The Company currently works with more than 18,000 customers, ranging from start-up organizations to large global enterprises, drawing its customers from the banking/finance, healthcare, manufacturing, retail, government, education and non-profit sectors. The Company derives significant revenue from technology service support sales to a broad channel of manufacturers, resellers and distributors and through partnerships with manufacturers offering leading edge technology. Norstan also maintains a direct sales effort focused on Fortune 1000 companies, and an inside sales force focused on smaller opportunities. The Company's remanufactured equipment segment supports the Company's customer base, channel partners, resellers and distributors with efficient and reliable resale services.

         To address the complex communication requirements of its customers, Norstan provides a broad range of products and services through four interrelated business segments: Communications Technology Solutions and Services, Resale, Network Services and Financial Services which accounted for
78.8 percent, 8.8 percent, 9.2 percent and 3.2 percent of Norstan's fiscal year 2001 revenues, respectively. Solutions and Services provides leading edge technologies and services focused on selected end-user customers throughout North America and technology implementation and support services for network providers, manufacturers, integrators, and resellers. Resale provides refurbished and re-certified voice and data products to end-users. Network Services provides multiple source local and long-distance services including related consulting and professional services. Financial Services supports the sales process by providing customers with customized financing alternatives.

         Norstan maintains 30 sales and service locations in 28 cities throughout the United States and Canada. Norstan has served more than 18,000 customers across a broad range of industries and focuses its marketing efforts on middle-market and Fortune 1000 companies with complex technology and communication requirements. Current customers include Charles Schwab, Best Buy, IBM, and Harley-Davidson. Norstan's strong emphasis on customer satisfaction is evidenced

                                   (a)(1)-28
by a fiscal year 2001 survey of Norstan's communication customers that found an overall satisfaction rating of 95.6 percent. This dedication to customer service, together with the Company's breadth of service offerings has resulted in Norstan becoming the fourth largest communications services provider in North America. The Company believes that its outstanding customer service will enable Norstan to capture a greater portion of each customer 's communication budgets in the future as well as provide other growth opportunities through multi-channel marketing.

         Norstan provides leading-edge technologies in its Solutions and Services and Resale segments. The Company has established strategic alliances with leading communication companies that enhance Norstan 's ability to offer best-of-breed solutions to its customers. Strategic partners include Siemens, VTEL, PictureTel, Latitude, Ericsson, Aspect, Blue Pumpkin, Nuance, Cisco Systems, Sprint, Lucent Technologies (formerly Octel), Captaris, Rockwell, SpeechWorks, Alcatel, Comdial and SpectraLink.

                         Summary Financial Information

Except as stated below, the following summary financial information was derived from the consolidated financial statements of Norstan included in the Company's annual reports on Form 10-K for the years ended April 30, 1997, 1998, 1999, 2000 and 2001, and the Company's quarterly report on Form 10-Q for the three month period ended July 28, 2001, all of which were filed by Norstan with the Securities and Exchange Commission. Ratio of earnings to fixed charges and book value per share data were computed by the Company using information contained in the aforementioned financial statements.

Balance Sheet Data:

                                                                   (in thousands)
                                                                   As of April 30,
                                                   ------------------------------------------------
                                         July 28,
                                           2001      2001      2000      1999      1998      1997
                                         --------  --------  --------  --------  --------  --------
current assets                           $ 80,762  $ 85,660  $134,008  $175,863  $157,521  $126,840
non-current assets                         78,971    84,179   102,898   132,653   118,087    97,333
current liabilities                       124,093   110,002   102,875    97,624    98,953    89,356
working capital (deficit)                 (43,331)  (24,342)   31,133    78,239    58,568    37,484
long-term debt, net of
  current maturities                       15,430    38,200    67,257    61,411    52,440    18,284
discounted lease rentals,
  net of current maturities                11,116    13,552    24,285    32,604    20,883    24,043
shareholders' equity                        8,594     8,085    42,489   109,335    97,671    84,370

Statements of Operations Data:

                                                   (in thousands, exclusive of ratios and per-share data)
                                          Quarter                   Year Ended April 30,
                                           Ended    -----------------------------------------------------
                                          July 28,
                                            2001       2001      2000      1999      1998      1997
                                          --------   --------  --------  --------  --------  --------
revenues                                   $66,076   $297,700  $331,217  $367,370  $393,364  $364,535
gross margin                                20,424     82,780    76,254   104,849   107,602    99,781
operating income (loss)                      1,467    (11,208)  (26,184)   10,867     5,993    17,839
income (loss) from continuing operations       153    (20,343)  (22,234)    3,657     1,276     9,478
net income (loss)                              153    (36,270)  (68,949)    5,890     3,855    10,217
net income (loss) per share: basic
  -  continuing operations                 $  0.01     $(1.79)   $(2.05)    $0.35     $0.13     $1.04
  -  discontinued operations                    --      (1.40)    (4.32)     0.21      0.26      0.08
                                           -------   --------  --------  --------  --------  --------
basic eps                                  $  0.01     $(3.19)   $(6.37)    $0.56     $0.39     $1.12
                                           -------   --------  --------  --------  --------  --------
net income (loss) per share: diluted
  -  continuing operations                 $  0.01     $(1.79)   $(2.05)    $0.35     $0.13     $1.00
  -  discontinued operations                    --      (1.40)    (4.32)     0.21      0.26      0.08
                                           -------   --------  --------  --------  --------  --------
diluted eps                                $  0.01     $(3.19)   $(6.37)    $0.56     $0.39     $1.08
                                           -------   --------  --------  --------  --------  --------
weighted average shares:
   -  basic                                 11,909     11,373    10,818    10,473     9,719     9,140
   -  diluted                               12,398     11,373    10,818    10,537     9,917     9,418
                                           -------   --------  --------  --------  --------  --------
ratio of earnings (loss) to fixed
  charges                                      1.07     (.844)    (2.05)     1.70      1.86      4.12
                                           --------  --------  --------  --------  --------  --------
Dollar amount of deficiency                     n/a   $20,343   $32,579       n/a       n/a       n/a
book value per share at period end              .70      0.66      3.78     10.16      9.80      8.99
                                           --------  --------  --------  --------  --------  --------

----------
n/a: Not applicable -- no deficiency for such period.


10. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options

         A list of our directors and executive officers as of September 1, 2001 is as follows:

                                                                                 Business
                                                                   -------------------------------------
                                                                                               Telephone
Name                       Position with the Company               Address                      Number
----                       --------------------------              -------                     ---------
Paul Baszucki              Chairman of the Board                   5101 Shady Oak Road         952-352-4000
                                                                   Minnetonka, MN 55343

James C. Granger           President, Chief Executive Officer      5101 Shady Oak Road         952-352-4000
                           and Director                            Minnetonka, MN 55343

Constance M. Levi          Director                                P.O. Box 675325             858-756-6817
                                                                   Rancho Santa Fe, CA 92067

Alan L. Mendelson          Director                                90 East Halsey Road         973-602-0112
                                                                   Parsippany, NJ 07054

Dr. Jagdish N. Sheth       Director                                1626 Mason Mill Road        404-325-0757
                                                                   Atlanta, GA 30329

Herbert F. Trader          Director                                990 Downing Street          651-451-8491
                                                                   St. Paul, MN 55118

Mercedes Walton            Director                                400 Digital Solutions       561-805-8009
                                                                   400 Royal Palm Way, #410
                                                                   Palm Beach, FL 33480

Scott G. Christian         Executive Vice President and            5101 Shady Oak Road         952-352-4000
                           Chief Financial Officer                 Minnetonka, MN 55343

Michael E. Laughlin        Executive Vice President of             5101 Shady Oak Road         952-352-4000
                           Services Delivery                       Minnetonka, MN 55343

Scott R. McDonald          Vice President of Channels              5101 Shady Oak Road         952-352-4000
                           Development                             Minnetonka, MN 55343

Larry J. Schmidt           Executive Vice President of             5101 Shady Oak Road         952-352-4000
                           Direct Solutions                        Minnetonka, MN 55343

Roger D. Van Beusckom      Executive Vice President of             5101 Shady Oak Road         952-352-4000
                           Resale Services                         Minnetonka, MN 55343

                                   (a)(1)-29

         As of July 13, 2001, our executive officers and non-employee directors as a group beneficially owned options to purchase a total of approximately 445,652 shares of our common stock. Non-employee members of Norstan's Board of Directors together with Paul Baszucki, Chairman, Jim Granger, Chief Executive Officer, and Scott Christian, Chief Finance Officer, are not eligible to participate in the offer.

         The following table sets forth the beneficial ownership by each of our executive officers and directors of options as of July 13, 2001:


                                                                                                       Percent of
                                                                         Amount and Nature of          Outstanding
Name of Beneficial Owner                                               Beneficial Ownership(1)          Shares(2)
------------------------                                               --------------------             ------
Paul Baszucki                                                                    557,981(3)                4.5
James C. Granger                                                                 160,000(4)                1.3
Scott G. Christian                                                                25,100(5)                 *
Roger D. Van Beusekom                                                            150,514(6)                1.2
Constance M. Levi                                                                 46,500(7)                 *
Alan L. Mendelson                                                                 26,460(8)                 *
Dr. Jagdish N. Sheth                                                              60,100(9)                 *
Gerald D. Pint**                                                                  40,600(10)                *
Herbert F. Trader                                                                 50,100(11)                *
Mercedes Walton                                                                   17,490(12)                *
All directors and executive
officers as a group (13 persons)                                               1,241,267(13)               9.8


*  less than one percent.

** Mr. Pint retired from service on the Norstan Board of Directors on September 13, 2001.

(1) Each person has sole voting and sole dispositive powers with respect to the outstanding shares held by the indicated person, except as otherwise noted.

(2) Each figure showing the percentage of outstanding shares owned beneficially has been calculate by treating as outstanding and owned the shares which would be issuable within 60 days if stock options held by the indicated person were exercised.

(3) Includes 570 shares owned by Mr. Baszucki's spouse and 17,267 shares owned by a family foundation with respect to which Mr. Baszucki serves as trustee. Mr. Baszucki disclaims beneficial ownership of all such shares. Also includes 116,718 shares issuable to Mr. Baszucki upon exercise of options exercisable within 60 days.

(4) Includes 50,000 shares issuable to Mr. Granger upon exercise of options exercisable within 60 days.

(5) Includes 100 shares issuable to Mr. Christian upon exercise of options exercisable within 60 days.

(6) Includes 21,181 shares held by a trust with respect to which Mr. Van Beusekom serves as


                                   (a)(1)-30
         trustee. Also includes 57,717 shares issuable to Mr. Van Beusekom upon exercise of options exercisable within 60 days.

(7) Includes 39,000 shares issuable to Ms. Levi upon exercise of options exercisable within 60 days.

(8) Includes 14,000 shares issuable to Mr. Mendelson upon exercise of options exercisable within 60 days.

(9) Includes 38,000 shares issuable to Dr. Sheth upon exercise of options exercisable within 60 days.

(10) Includes 19,000 shares issuable to Mr. Pint upon exercise of options exercisable within 60 days.

(11) Includes 19,000 shares issuable to Mr. Trader upon exercise of options exercisable within 60 days.

(12) Includes 14,000 shares issuable to Ms. Walton upon exercise of options exercisable within 60 days.

(13) Includes 445,652 shares issuable to the Company 's officers and directors pursuant to the exercise of options held by them and exercisable within the next 60 days.

11. Status of Options Acquired By Us in the Offer; Accounting Consequences of the Offer.

         Many of our employees hold options with exercise prices significantly higher than the current market price of our common stock. We believe it is in our best interest to invite these option holders to exchange these options to provide an opportunity to more effectively participate in the potential growth in our stock price. We could accomplish this goal by repricing existing options, which would enable option holders to immediately receive new options with a lower exercise price. However, the repriced options would be subject to variable accounting, which would require us to record additional compensation expense each quarter until the repriced options were exercised, canceled or expired. Furthermore, if we were to cancel a stock option and issue another option with an exercise price that is lower than the exercise price of the canceled option within the shorter of (i) the six-month period immediately prior to the date on which the option was required to be tendered for cancellation or (ii) the period from the date of grant of the canceled option to the date on which the option was required to be tendered for cancellation, the cancellation and exchange would be deemed a repricing that results in variable accounting. The cancellation of an existing option and the issuance of another option within this time period will be deemed a repricing even if the issuance of the second option occurs before the cancellation of the first option.

         We believe that we can accomplish our goals of providing option holders the benefit of choosing whether they want to receive options that over time may have a greater potential to increase in value, without incurring additional current or future compensation expense because:

         - we will not grant any new options until a day that is at least six months and one day after


                                   (a)(1)-31
the date that we accept and cancel options tendered for exchange;

         - the exercise price of all new options will equal the fair market value of our common stock on the future date we grant the new options; and

         - we will not grant any other options to an eligible employee who tenders eligible options in the offer that are cancelled in the exchange until after the date on which we grant the new options.

         If we were to grant any options to any eligible employee before the scheduled new grant date, our grant of those options to the electing employee would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder's option shares elected for exchange and the exercise price of those awards is less than the exercise price of those cancelled options. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a variable accounting charge to our earnings over the period when the newly granted options are outstanding. We would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the newly granted options.

         Options we accept for exchange and acquire pursuant to this offer will be cancelled and will be returned to the pool of options available for future option grants under the Plan. To the extent such options are not granted in connection with this offer, the options will be available for future grants to employees and other eligible plan participants without further shareholder action, except as may be required by applicable law or the rules of the Nasdaq Stock Market or any other stock exchange on which our common stock is then quoted or listed.

12.  Legal Matters; Regulatory Approvals.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in
Section 6.

13.  Material Federal Income Tax Consequences.

         The following is a general summary of the material U.S. federal income tax consequences of the exchange of eligible options and the grant of the new options pursuant to this offer applicable to those eligible employees who are U.S. citizens or residents of the U.S. This discussion is based on


                                   (a)(1)-32
the now applicable provisions of the U.S. Internal Revenue Code and the regulations thereunder, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

         Eligible employees who are U.S. citizens or residents of the U.S. who exchange eligible options for new options will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange for U.S. federal income tax purposes. At the date of grant of the new options, eligible employees who are U.S. citizens or residents of the U.S. will not be required to recognize income for U.S. federal income tax purposes. The grant of options is not recognized as taxable income for U.S. federal income tax purposes.

         Upon the exercise of a new option for cash, the eligible employee will recognize compensation income, taxable as ordinary income, in an amount equal to the excess of (i) the fair market value of the shares purchased upon such exercise, on the date such option is exercised, over (ii) the exercise price of the shares purchased upon such exercise. The tax basis of any share received upon the exercise of a new option will be equal to the fair market value of such share on the date of exercise of such option. Upon any subsequent sale of such share, the eligible employee will realize a capital gain (or loss) in an amount equal to the difference between the amount realized on the sale and such tax basis. An eligible employee's holding period for federal income tax purposes for such share will commence on the date following the date of exercise of the option.

         The Company generally will be entitled to an income tax deduction in an amount equal to the amount of compensation income, taxable as ordinary income, recognized by the eligible employee as a result of the exercise of a new option, in the year of recognition by the eligible employee.

         WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14.  Extension Of Offer; Termination; Amendment.

         We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders and making a public announcement thereof.

         We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of the offer.

                                   (a)(1)-33

         Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in
Section 6 has occurred or is deemed by us to have occurred, to amend this offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this offer to eligible employees or by decreasing or increasing the number of options being sought in the offer.

         Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Central Time, on the next business day after the last previously scheduled or announced applicable expiration date. Any announcement made pursuant to the offer will be disseminated promptly to eligible employees in a manner reasonably designated to inform eligible employees of such change.

         If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934. These rules require that the minimum period during which an offer must remain open following material, changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

15. Fees And Expenses.

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange. Nor will we pay any fees for professional services you may incur from your tax, financial planning or other advisors.

16.  Additional Information.

         With respect to the offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as amended, of which this offer to exchange is a part. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether or not to tender your eligible options:

         (a) Our Annual Report on Form 10-K/A for the fiscal year ended April 30, 2001, filed with the SEC on July 30, 2001;

         (b) Our Quarterly Report on Form l0-Q for the quarter ended July 28, 2001, filed with the SEC on September 11, 2001;

         (c) Our Form S-8 (registering shares to be issued under the Norstan, Inc., 1995 Long-Term Incentive Plan) filed with the SEC on September 27, 1995;

         (d) Our Form S-8 (registering shares to be issued under the Norstan, Inc., 1995 Long-Term Incentive Plan) filed with the SEC on November 27, 1998;


                                   (a)(1)-34

         (e) Our Form S-8 (registering shares to be issued under the Norstan, Inc., 1995 Long-Term Incentive Plan) filed with the SEC on February 16, 2001;

         (f) The description of our common stock contained in our registration statement on Form 8-A, together with all amendments or reports updating this description; and

         (g) Our Proxy Statement relating to our 2001 Annual Meeting of Shareholders filed with the SEC on August 9, 2001.


         These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 2120, Washington D.C. 20549; and at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, New York, New York 10048. Copies of such materials may also be obtained (1) at no charge from our web site at http://www.norstan.com or (2) by mail, upon payment of the SEC's customary charges, from the SEC's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Information about the operation of this public reference room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding registrants, including Norstan, that file electronically with the SEC.

         Our common stock is listed for trading on the Nasdaq National Market under the symbol "NRRD."

         We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                  Norstan, Inc.
                  5101 Shady Oak Road
                  Minnetonka, Minnesota 55343
                  Attention: Mary Kiernan
                  telephone:  952.352.4194

between the hours of 9:00 a.m. and 5:00 p.m., Central Time. As you read the documents listed in Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document. The information contained in this offer to exchange about Norstan, should be read together with the information contained in the documents to which we have referred you.

17.  Forward Looking Statements.

         This offer to exchange and our SEC reports referred to above, include forward-looking statements that reflect our current expectations and projections about our future results,


                                   (a)(1)-35
performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "will," "expects," "anticipates," "believes," "intends", "could", "should" and "estimates" and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in 2001 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements.

         For information about risks, uncertainties and other factors that may affect our business, please review the disclosure included under the captions "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended April 30, 2001 and in our quarterly report on Form 10-Q for the fiscal period ended July 28, 2001. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this offer to exchange.

18.  Miscellaneous.


         We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the eligible employees residing in such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ACCEPTANCE LETTER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Norstan, Inc.
____________, 2001



                                   (a)(1)-36